For Additional Information:
         Susan Mistr, Central Fidelity, 804-697-7261
         Paul E. Mason, Wachovia, 910-732-6387
         June 24, 1997



         FOR RELEASE:  Immediately



              WACHOVIA, CENTRAL FIDELITY BANKS, INC. ANNOUNCE MERGER

              Central Fidelity Banks Inc., the parent of Central

         Fidelity National Bank in Richmond, Va., and Wachovia

         Corporation announced the signing of a definitive agreement for a merger between the two companies.  The agreement has been approved by the boards of directors of both companies and is subject to the approval of shareholders and appropriate regula-

         tory agencies.  The merger is expected to close in the fourth quarter.

              The merger with Central Fidelity, combined with Wachovia's recently announced acquisition of Jefferson Bankshares Inc. of

         Charlottesville, Va., will position Wachovia as the leading bank in Virginia with 335 branch offices and deposits totaling

         $9.9 billion.  Upon completion of both mergers, Wachovia will have assets totaling approximately $60.2 billion, making it the

         17th largest bank in the country, and a retail banking network totaling 817 banking offices and 1,134 ATMs throughout Vir-

         ginia, the Carolinas and Georgia.

              The agreement with Central Fidelity is expected to be ac-

         counted for as a pooling of interests and provides for a tax-

         free exchange of .63 shares of Wachovia Corporation common stock for each common share of Central Fidelity.  Based on

         Wachovia Corporation's June 23 closing stock price and Central

         Fidelity's 58.8 million fully diluted shares, the transaction would have a value of approximately $39.45 per share, or a pur-

         chase price of $2.3 billion.  The merger is expected to have a positive impact on Wachovia's earnings in 1999.


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         Merger Agreement - Page 2

              Wachovia Chief Executive L. M. Baker, Jr. said, "Central

         Fidelity has an impressive franchise throughout Virginia.  The company's culture is quite similar to Wachovia's, with a focus on meeting customer needs and a relationship-management ap-

         proach to the market.  I am very excited about the opportunity to merge our companies and look forward to introducing

         Wachovia's services to individuals and businesses across this great commonwealth."

              "In looking at our industry recently, and after careful

         consideration of the challenges we face, we determined that the best way to serve our customers and build value for share-

         holders was to form an alliance with another bank, one that shares our philosophy for doing business," said Lewis N.

         Miller, Jr., Chairman and Chief Executive Officer of Central

         Fidelity Banks, Inc.  "In seeking a partner, there was one ob-

         vious choice - Wachovia.  It is only natural that the best bank in Virginia would choose as its partner the best bank in the nation."

              Central Fidelity, headquartered in Richmond, Va., had

         assets of $10.6 billion as of March 31, 1997, and is the third largest Virginia-based banking company with 244 offices and 221

         ATMs throughout the commonwealth.  Central Fidelity is among the top three banks in market share in five of the six largest markets in Virginia.

              Central Fidelity has granted Wachovia a stock option rep-

         resenting approximately 19.9% of Central Fidelity's outstanding shares.  Wachovia also announced that it and Central Fidelity each have terminated their stock repurchase programs.

              On June 10, Wachovia announced that it has reached a de-

         finitive agreement to merge with Jefferson Bankshares.  As of

         March 31, Jefferson Bankshares had assets of $2.1 billion.

         Jefferson National Bank has 96 offices and 60 ATMs.  Jefferson

         National has the No. 1 deposit share in Charlottesville with additional branch presence in the Tidewater, Richmond,

         Fredericksburg and Shenandoah Valley areas of Virginia.

              Wachovia Corporation, which has dual headquarters in

         Winston-Salem, N.C., and Atlanta, is the 20th largest U.S.

         banking company with assets of $47.5 billion.  Wachovia has 473 banking offices and 830 ATMs, predominately in North Carolina,

         South Carolina and Georgia.  U.S. Banker magazine recently rated Wachovia the No. 1 bank in the country for 1996 among banks with assets of more than $25 billion.

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         Merger Agreement - Page 3

              This  announcement also is available on PR Newswire.  Addi-

         tional information at Wachovia Corporation and its subsidiaries is available on the Internet at http://www.wachovia.com.



         EDITOR/REPORTER ADVISORY:  Central Fidelity and Wachovia invite you to participate in a 12 p.m. telephone news conference

         today.  Executives from Central Fidelity, Wachovia and

         Jefferson Bankshares will be available to discuss the merger.

         To participate in the call, dial 1-800-611-1147 and ask to par-

         ticipate in the "Central Fidelity News Conference."  Please call in between 11:45 a.m. and 12 p.m.  No calls will be ad-

         mitted to the news conference after 12 p.m.  A recording of the news conference will be available from 3 p.m. Tuesday to 3 p.m.

         Wednesday at 1-800-475-6701, Access Code #346881.